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                               MANUFACTURING AGREEMENT

                                       between

                                BIOMERIEUX VITEK, INC.

                                         and

                                   AFFYMETRIX, INC.














Confidential

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         MANUFACTURING AGREEMENT effective as of September 1, 1996 ("Effective
Date") between AFFYMETRIX, INC., a California corporation having its principal place of business at 3380 Central Expressway, Santa Clara, California 95051 (hereinafter referred to as "AFFX") and BIOMERIEUX VITEK, INC., a Missouri corporation, having its principal place of business at 595 Anglum Drive, Hazelwood, Missouri 63042-2395 (hereinafter referred to as "BMX").

                                       RECITALS

         WHEREAS, pursuant to a Collaboration Agreement of even date herewith (the "Collaboration Agreement") between AFFX and BMX, AFFX and BMX have agreed with respect to certain terms of a collaboration for the purpose of developing DNA probe array based products that will, among other things, assist BMX in the development of DNA probe based diagnostic systems to detect the presence, identity and/or susceptibility of bacterial, fungal and certain viral microorganisms for use in the clinical diagnosis of human disease and such other uses as the parties may agree; and

         WHEREAS, in connection with and following upon such Collaboration
(such term, and all other capitalized terms not otherwise defined herein having the meanings ascribed to them in the Collaboration Agreement), AFFX has agreed to supply and BMX has agreed to purchase BMX's requirements of certain DNA Probe Arrays to be manufactured by AFFX on the terms and conditions set


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forth herein and to be used by BMX only as permitted pursuant to the licenses granted in the Collaboration Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Manufacturing Agreement and other good and valuable consideration, AFFX and BMX hereby agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

         As used in this Manufacturing Agreement, the following terms shall have the following meanings, and additional capitalized terms shall have the meanings set out in the Collaboration Agreement:
         1.1 "Base Technical Specifications" shall have the meaning set forth in Section 2.1(a).
         1.2 "Chip Product(s)" means the Licensed DNA Probe Arrays for which there are Specifications.
         1.3 "Event of Force Majeure" means an act of nature, acts of the public enemy, freight embargoes, quarantine restrictions, labor strife or strikes, insurrection, riot or other such event or events beyond the control of AFFX or BMX.
         1.4 "FCA Place of Manufacture" means that term as defined in INCOTERMS (1990) with delivery to the carrier being made by AFFX at its manufacturing facility for the Chip Product.
         1.5 "Firm Order" shall have the meaning set forth in Section 4.2.
         1.6  "Fully-Loaded Manufacturing Cost" means (a) costs [ * ]

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[ * ]including, but not limited to [ * ] on account of the manufacture of product to the extent that [ * ] plus [ * ] including but not [ * ] being determined in accordance with United States generally accepted cost accounting practices, and shall additionally include amounts [ * ] of the Collaboration Agreement if the Parties so elect. AFFX's [ * ] but shall be separately billed on each invoice as applicable.
         1.7 "Good Manufacturing Practices" means current Good Manufacturing Practices as defined in 21 CFR Section 210 et seq. as amended from time to time.

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         1.8  "Governmental Entity" means any federal, state, local, executive, judicial, legislative, administrative or other governmental or public agency, board, body or authority, as applicable.
         1.9 "Governmental Rules" means all federal, state or local statutes, regulations, ordinances, rules, guidelines, orders, actions, or policies, whether now in effect or enacted after the date of this Manufacturing Agreement.
         1.10 "Lead-time" means the time elapsed from the date of issuance of BMX's P.O. through the Ship Date.
         1.11 "Manufacturing Agreement" means this agreement, together with all of the terms and conditions hereof and attachments and exhibit(s) annexed hereto, as the same may be modified, amended or supplemented from time to time.
         1.12 "On-time" means on, or no more than [ * ] days prior to or later than, Ship Date.
         1.13 "Parties" means the two parties (BMX and AFFX) named in the heading of this Manufacturing Agreement.
         1.14 "Purchase Order" ("P.O.") means the written notification from BMX to AFFX to the effect that BMX shall buy from AFFX a specified amount of Chip Products.
         1.15  "Price" means the Price BMX shall pay for certain Chip
Product(s) as set forth in Section 5.1 hereof.
         1.16 "Process Know-How" means with respect to any party to this Manufacturing Agreement, all Know-How used by such party pursuant to performance of its obligations under this Manufacturing Agreement, and all other commercial and technical information, including but not limited to techniques, formulae,


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trade secrets, processes, patent rights, and procedures, developed or used by such-party in connection with the performance of its obligation under this Manufacturing Agreement.
         1.17 "Ship Date" means the bill of lading date or the airway bill date for the purchased Chip Product(s).
         1.18 "Specification(s)" means those acceptance and performance specifications for a Chip Product, including probe selection layout and other material characteristics, inspection standards and procedures therefor, based upon or derived from the Base Technical Specifications established pursuant to
Section 2.2.
         1.19 "Standards" means the applicable standards as detailed in the Technical Information, applicable government and regulatory agency requirements (such as FDA, CSA, CLIA, TUV, VDE), and other such Standards that apply to the design, manufacture, and sale of the Chip Products.
         1.20 "Standard Manufacturing Process" ("SMP") means with respect to a Chip Product, characteristics of such Chip Product, as documented and recorded pursuant to Section 3.4.
         1.21 "Technical Information" means all technical knowledge, information, data, trade secrets, manufacturing and test data, and technical information involving or relating to the manufacture, production, maintenance and operation of the Chip Products as have heretofore been or may hereafter be disclosed to AFFX.
         1.22 "Term" means the period commencing on the date of this Manufacturing Agreement during which the Parties continue to be bound hereby.


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                                      ARTICLE 2

                        MANUFACTURE AND TECHNICAL INFORMATION

             2.1    DELIVERY OF TECHNICAL INFORMATION AND DOCUMENTATION.

         (a) Based on DNA Probe Arrays or prototypes developed in the Collaboration, BMX and AFFX, following consultation with the Development Coordinating Committee, and in full consideration of the results of the research work performed during the course of the Collaboration (the applicable results of which shall have been disclosed in a timely manner and in full by AFFX to BMX and by BMX to AFFX to the extent each is responsible for such work), shall establish certain technical specifications in accordance with the terms of this paragraph, which specifications are intended to set forth the entire range of specifications foreseeably applicable to the DNA Probe Arrays to be manufactured pursuant to this Agreement (the "Base Technical Specifications"). The Base Technical Specifications shall be proposed by BMX in consultation with AFFX, and shall be subject to the written approval of AFFX, which approval shall not be unreasonably withheld. The Base Technical Specifications shall state, for each such foreseeably relevant specification, a range of potential variations of such specifications (which could include, for example, references to the physical characteristics of the Licensed DNA Probe Array, the configuration of the Licensed DNA Probe Array, or any other characteristic of the Licensed DNA Probe Array deemed relevant to the manufacture or use of the Licensed DNA Probe Array). The Base Technical Specifications will include minimum and maximum chip sizes and feature sizes for


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the DNA Probe Arrays.  The currently anticipated specifications for the DNA
Probe Arrays are set forth in Exhibit 1.
         (b) The Base Technical Specifications shall be reviewed, periodically as necessary but no less than annually after their establishment in accordance with the preceding paragraph, and may be revised by mutual, written agreement of the Parties to the extent the Parties deem it necessary to do so, based upon the then-current results of work in the Collaboration and/or any other relevant factors. It is recognized that from time to time the Base Specifications will need to be revised to improve performance, increase information content, and improve reliability of BMX's products. Such changes may be proposed by either Party at an annual review, and will be reasonably considered by the other Party. In the event that a mutually agreed upon change of Base Technical Specifications or any agreed upon future revision thereof results in the need for changes to instrumentation associated with the DNA Probe Arrays (i) AFFX shall continue to manufacture DNA Probe Arrays of earlier designs during a reasonable instrument phase-out program by BMX or until DNA Probe Arrays in accordance with the revised Specifications are fully available, whichever is later, and (ii) AFFX shall adapt its facilities, equipment and processes for manufacture of DNA Probe Arrays in accordance with the revised specifications in a commercially reasonable timeframe, and (iii) BMX shall adapt its instrumentation within a commercially reasonable timeframe.
         (c) In the event that (i) AFFX has proposed changes to the specifications for the DNA Probe Arrays after [ * ] and is prepared to commit as to a material reduction in


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manufacturing cost and transfer price as a result of such changes, (ii) such specifications are met by other DNA Probe Arrays manufactured by AFFX in quantity for use in similar applications as those of BMX and of similar quality, and are able to be read on instrumentation of similar cost having technical characteristics reasonably available to BMX pursuant to refitting or substitution of instrumentation the cost of which would be commercially reasonable, and (iii) BMX elects not to modify the specifications for such DNA Probe Arrays, the "Cost Ratio" of the DNA Probe Arrays utilized in calculations of royalties in Section 6.1 of the Collaboration Agreement commencing six (6) months after such election shall [ * ]
         2.2 DETAILED SPECIFICATIONS FOR LICENSED DNA PROBE ARRAYS. At least six (6) months prior to the expected submission of the first P.O. for the Chip Product(s), the Parties shall agree in writing on the Specifications for the Chip Product(s) to be manufactured hereunder. AFFX will not unreasonably withhold approval for such Specifications. The detailed Specifications shall be consistent with the Base Technical Specifications. Thereafter BMX in consultation with AFFX shall from time to time submit changes in the detailed Specifications for existing Chip


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Products, as may be required, together with detailed Specifications for new Chip
Products. All such Specifications shall be subject to consent of AFFX as to technical characteristics and mode of manufacture. Such consent shall not be unreasonably withheld and if withheld the reasons therefor shall be given with suggested technical modifications as appropriate to enable BMX to modify the Specifications to permit manufacture and supply to the extent reasonably feasible of any Chip Products within the Licensed Field. BMX recognizes that such changes may impact AFFX' previously forecast cost of goods sold.

                                      ARTICLE 3

                      MANUFACTURE AND PURCHASE OF CHIP PRODUCTS

         3.1 MANUFACTURE AND PURCHASE OBLIGATIONS OF AFFX AND BMX. AFFX shall manufacture, supply and deliver to BMX, and BMX shall purchase from AFFX, Chip Products as are required to be so manufactured, supplied, delivered and purchased as provided in this Article 3, and such other products referred to in
Section 3.3 for which valid P.O.s are submitted by BMX to, and accepted by, AFFX. AFFX's obligation hereunder shall include an obligation to make use as BMX may require of any third-party technology which AFFX has licensed to BMX under the Collaboration Agreement or to which BMX may obtain a license for the purposes hereof. Any cost of use of such third-party technology shall be included in Fully-Loaded Manufacturing Cost as appropriate unless directly borne by BMX.


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         3.2  REQUIREMENTS.  Subject to BMX's defined and limited right to manufacture and have manufactured Chip Products as set forth in Section 3.5(b) -
(f) below, BMX shall be obligated to purchase from AFFX and AFFX shall be obligated to supply BMX's Requirements for all High Density Probe Arrays in the Licensed Field. For the purposes hereof, "Requirements" shall mean all High Density Probe Arrays to be used or sold by BMX in the Licensed Field. In the event that AFFX is unable to manufacture any portion of BMX Requirements whether due to technical obstacles, difficulty of compliance with proposed specifications, impediments created by third-party patent rights or other causes, each Party shall use reasonable commercial efforts to seek to overcome such inability, in such manner as to assure supply to BMX.
         3.3 OTHER DISCRETIONARY P.O.s. In addition to the P.O.s relating to purchased products as described in Section 3.2, BMX may, from time to time, submit P.O.s for products not otherwise required to be purchased from AFFX, or initiate the solicitation of a bid from AFFX with respect to such products. In such case AFFX may, in its discretion, accept such P.O. and render performance in connection therewith, or submit a bid with respect to such product.
         3.4 PREPARATION FOR MANUFACTURE OF CHIP PRODUCTS. The following terms and conditions shall apply to the Chip Product manufacturing process development and shall be in addition to the terms and conditions set forth in the Collaboration Agreement with respect to such manufacturing process development.
         (a)  BMX's Obligations.


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              (i)  BMX Know-How.  To the extent BMX deems necessary, BMX may provide AFFX with any BMX Know-How relating to the BMX Collaboration Technology and any other information concerning the processes, quality control standards, methods and apparatus for manufacturing Chip Products which may be reasonably necessary in order for AFFX to manufacture the Chip Products pursuant to this Manufacturing Agreement.
              (ii)Testing of Chip Products. BMX and AFFX shall, respectively, develop processes for evaluation and testing of Chip Products, and shall share such information for use in testing of the Chip Products. Such information may from time to time be reflected or incorporated in applicable specifications.
         (b)  AFFX's Obligations.
              (i) AFFX Know-How. AFFX shall provide BMX in a timely manner with all of AFFX's Know-How reasonably necessary or appropriate in order for BMX and AFFX to establish the Specifications for each Chip Product. In so doing, AFFX shall draw upon the full range as relevant of the AFFX Licensed Core Technology and AFFX Collaboration Technology, including, without limitation, manufacturing procedures for manufacture of the Chip Products and all other information necessary or appropriate for the manufacture of the Chip Products. All such information shall be documented and recorded by AFFX in the SMP of the applicable Chip Product.
              (ii) Standard Manufacturing Process Procedures; Capital Modifications. AFFX shall develop the SMP for each Chip Product and the procedural process improvements, and shall scale-up its facilities as may be reasonably necessary for manufacture


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of the Chip Products in the quantities required under this Manufacturing
Agreement. AFFX shall provide all reasonable assistance reasonably requested by BMX in implementing process improvements based upon AFFX's general production experience and/or as recommended by BMX. In addition and subject to the limits set forth in this Manufacturing Agreement and other obligations of AFFX to third parties presently existing and as shall have been revealed to BMX in connection with due diligence inquiries or assumed in the future and reasonably consistent with its burdens and obligations hereunder, AFFX shall use reasonable commercial efforts to make such additional capital modifications to its facilities as are reasonably necessary or appropriate to effect the process improvements, reduce manufacturing costs, increase production capacity and implement Process Know-How; provided, however, that, to the extent commercially reasonable and consistent with its obligation to manufacture hereunder, AFFX may avoid any changes to its facilities that would have a material negative impact on AFFX's processes or would materially increase existing costs associated with products that AFFX is manufacturing for itself or third parties. BMX may consult with AFFX in connection with development of the SMP and may revise and suggest changes to the SMP which shall be duly considered. The SMP (and any modifications thereto) promulgated by AFFX shall be consistent with the Chip Product Specifications, and shall enable AFFX to manufacture and deliver the Chip Products in the quantities and with the quality standards required under this Manufacturing Agreement including, as applicable for a particular product, GMP and ISO-9000 requirements.


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              (iii) Confirmation of Intent and Ability to Manufacture.
Within a reasonable time after achievement of the Milestones referred in
Section 3.5(e) of the Collaboration Agreement and in any event prior to [ * ] BMX may elect to have AFFX and BMX carry out a consultation process in order to confirm AFFX's ability to supply BMX Requirements as contemplated in the Manufacturing Agreement. Such process shall be conducted at BMX' expense.
In this connection, it is understood and agreed that the Chip Products are unique and not available from other manufacturing sources and that BMX will be dependent for the success of its business on supply of Chip Products by AFFX. As part of the consultation process, BMX, assisted by such consultants as it may reasonably appoint and subject to such reasonable assurances of confidentiality as AFFX may request, shall carry out an audit of AFFX's ability to manufacture, including determination of remaining problems to be resolved and additional steps taken to assure timely achievement of AFFX ability to manufacture on a regular and reliable basis. AFFX shall confer with BMX as to such audit and shall prepare a report of the results thereof and in consideration of such report AFFX shall state in writing how it will resolve or deal with any material issues or problems raised in the audit and shall affirmatively represent to BMX that it shall be prepared to manufacture and supply the Requirements of BMX on a timely basis. The Parties will use best efforts on an ongoing basis to resolve any difficulties raised in the audit.
              (iv) Low-Cost Production. In consideration of BMX's reasonable commercial efforts to manufacture and market

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Licensed Diagnostic Assays, AFFX shall exert reasonable commercial efforts to produce Chip Products as efficiently and at as low a cost as practicable consistent with AFFX's internal quality standards, the maintenance of the quality requirements for the Chip Product, and AFFX's presently existing obligations to third parties and such future obligations of AFFX which AFFX may undertake which are reasonably consistent with its burdens and obligations hereunder, and the SMPs shall be developed by AFFX in accordance with this objective. For each calendar year during the term of this Agreement, AFFX shall provide BMX with its standard Fully Loaded Manufacturing Cost for the Chip Product at the beginning of each calendar year and at mid-year based on reasonable commercial efforts to forecast such Cost.
              (v) Disposal of Materials. AFFX shall be responsible for the proper disposal of all materials resulting from the manufacturing process and not constituting the Chip Product and shall effect such disposal in accordance with all applicable Governmental Rules.
              (vi) Regulatory Compliance. AFFX shall be responsible for all process and equipment validation required by any applicable Governmental Entity and shall take all steps necessary to pass inspection by such Governmental Entity. All Chip Products shall be manufactured by AFFX in accordance with Good Manufacturing Practices. At BMX's expense, AFFX shall also reasonably assist BMX in preparing and updating any submission or other document required by a Governmental Entity for approval of the Chip Product.


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         (c)  Joint Obligations.  The Parties recognize that from time-to-time changes to the Chip Product may be desirable. AFFX and BMX agree to work cooperatively and expeditiously to change Chip Products and the SMP for such Chip Products in ways that will reduce total costs and/or improve Chip Product performance. Notwithstanding the foregoing, AFFX, shall not be obligated to the extent commercially reasonable and consistent with its obligations to manufacture hereunder to make changes to its processes or equipment that would negatively, materially impact AFFX's manufacturing processes and costs of manufacture of products for third parties, and any changes to the SMPs shall be at the sole discretion of AFFX, provided that AFFX shall make available SMPs as advantageous as those applicable to AFFX's best customers.
         3.5 MANUFACTURING RIGHTS OF BMX. BMX shall have the right to manufacture or have others manufacture the Chip Products only as provided below in this Section 3.5:
         (a) Manufacture of Probe Arrays. BMX has the right to manufacture or have manufactured DNA probe arrays having a Probe density of [ * ] Probes/cm(2) or less and may cause the same to be form-factor compatible with High Density Probe Arrays manufactured by AFFX and sold by BMX pursuant to this Agreement. Subject to the terms and conditions of this Agreement, BMX shall have the right to manufacture or have manufactured High Density Probe Arrays in the circumstances described in Section 3.5(b) - (f) below.
(b)  Failure to Meet Supply Obligations.

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              (i)  The Parties shall consult regularly as to the manner of performance hereunder, and to assure reliability and continuity of supply of Chip Product. If at any time either Party is of the view that AFFX may not be able to meet future binding orders from BMX for Chip Product, such Party shall notify the other Party in writing, and the Parties shall in good faith cooperate and endeavor to make appropriate arrangements for a continuous and adequate supply of Chip Product to BMX. In the event that AFFX becomes aware of any occurrences or developments that could reasonably be anticipated to create problems or impediments to supply of BMX Requirements, or to delay or interrupt supply of such Requirements, AFFX shall give BMX reasonable advance notice thereof and the Parties shall consult as to the resolution of the matter. If AFFX has reason to believe the situation will result in an Initial Supply Failure or a Further Supply Failure, as hereinafter defined, pursuant to which BMX would be entitled to make other arrangements to manufacture any Deficiency (as hereinafter defined) of Chip Products, then AFFX shall make reasonable efforts to so notify BMX and, to mitigate loss. AFFX may elect to offer to BMX early access to the manufacturing rights as referred to under Section 3.5 (b)
(c) and (d), subject to negotiation of any such proposal on a basis mutually agreeable to the Parties.
              (ii)If during the term of this Manufacturing Agreement AFFX fails to supply on an "On-Time" basis and in accordance with applicable rejection standards at least [ * ] of the units of Chip Products that are subject to Firm Orders received from BMX for any quarter ("Initial Supply

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Failure"), then BMX shall give written notice, referring to the procedures of this Section ("Section 3.5 Notice"), and the Parties shall meet promptly to discuss the reasons for such failure to supply and attempt to arrive at an appropriate remedy. (Firm Orders shall be taken into consideration for the purposes of determining any Initial Supply Failure and any Further Supply Failure (as hereinafter defined) only to the extent that such Firm Orders do not exceed the limits based on prior forecasting as set forth in clauses (a) and (b) set forth in the last paragraph of Section 4.2.(iii). If AFFX continues in its failure to supply BMX's Requirements with respect to the period referred to below which is consecutive to the quarter in which the Initial Supply Failure occurred, a Further Supply Failure (as hereinafter defined) shall occur, then BMX shall have the rights, subject to obligations and limitations, as set forth below. Any of the following shall constitute a Further Supply Failure if occurring in an applicable period consecutive to a quarter in which an Initial Supply Failure has occurred and BMX has timely given the Section 3.5 Notice: Supply on an "On-Time" basis and in accordance with applicable rejection standards of: (a) less than [ * ] of total units of Chip Product subject to Firm Orders for the three months comprising the next consecutive quarter; (b) less than [ * ] of units of Chip Product subject to Firm Orders for the first forty-five (45) days of the next consecutive quarter; (c) less than [ * ] of units of Chip Product subject to Firm Orders for the first of the three (3) months comprising such quarter.
In the event an Initial Supply Failure is followed in the next consecutive

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applicable period, as above, by a Further Supply Failure then, at any time within the [ * ] days after the close of such subsequent period BMX may upon written notice to AFFX ("Manufacturing Assumption Effective Date") elect to be relieved of its obligation to purchase a portion of its future Requirements of units of Chip Product from AFFX, measured as follows. The difference between the number of units of Chip Products subject to Firm Orders for the quarter in which the Initial Supply Failure occurred and the number of such units in fact Supplied for such quarter shall be determined and such difference shall be added to the difference between the number of units of Chip Products subject to Firm Orders for the period as to which the Further Supply Failure occurred (six months, one and one-half months, or one month) and the number of such units in fact Supplied for such period and the sum of the two differences shall be divided by the number of months (whole or fractional) included in the applicable periods, the resulting monthly average being hereinafter referred to as the "Deficiency." In manufacturing any Chip Products as to which an Initial or Further Supply Failure shall have occurred BMX shall follow applicable Specifications previously submitted to AFFX (so long as AFFX is continuing manufacturing operations hereunder), subject to normal evolution and adaptation of such specifications for commercial or technical reasons unrelated to any difficulties of manufacture which had a causative role in the supply failure. BMX shall be required to make royalty payments pursuant to
Section 3.5(e)(ii) hereof, and BMX may manufacture or have manufactured such number of units of Chip Products (including Chip Products for internal

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testing and maintenance of supply) as will permit availability for use in
Licensed Diagnostic Assays of no more than 12 times such Deficiency in any year. AFFX shall provide all reasonable assistance to enable BMX or its third party manufacturer to manufacture the Chip Products permitted to be manufactured by BMX hereunder. At such time as AFFX can give assurance of future performance reasonably satisfactory to BMX that it is able to supply all of BMX's Requirements of Chip Product, AFFX shall give notice thereof to BMX, and BMX shall give reasonable consideration to allowing AFFX to resume supplying the portion of its Purchase Orders consisting of the Deficiency; provided, however, that BMX may (within the above limitations) take such commercial steps as it deems reasonably necessary to assure an ongoing source of supply for such Deficiency in or regarding future periods, and in the event it has made significant investment or undertaken significant obligations hereunder in such manufacturing operation shall be under no obligation to discontinue the same.
         (c) Know-How Transfer. Promptly after the Manufacturing Assumption Effective Date, AFFX will deliver to BMX, at BMX's request and expense, the following "manufacturing assistance items" (all subject to the confidentiality restrictions herein): SMPs for the Chip Product(s), specifications of all tools, fixtures and equipment which were designed and built expressly for the manufacture and testing of the purchased Chip Products, and all engineering drawings, manufacturing documents or instructions and such other written materials (including lists of AFFX's suppliers and their

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addresses and AFFX's consent, where required, to the sale of such supplies to
BMX) which are used by AFFX and are necessary or useful to enable BMX to make or have made Chip Products. In addition, AFFX shall, from and after the Manufacturing Assumption Effective Date, upon BMX's request and expense, provide technical assistance and other information as may be reasonably requested to enable BMX to make or have made the Chip Products.
         (d) BMX's Right to Manufacture. Pursuant to licenses granted to BMX herein and in the Collaboration Agreement, after the Manufacturing Assumption Effective Date and only up to the amount of the Deficiency that BMX is permitted to manufacture pursuant to Section 3.5(b), BMX shall have the right under the AFFX Licensed Core Technology and AFFX Collaboration Technology to make or have others make Chip Products but only for the licensed uses permitted under the Collaboration Agreement. In such case, BMX shall have sole responsibility and obligation for the performance criteria, SMP, product characteristics, quality control and other similar matters in respect of the Chip Products manufactured by it. AFFX will be entitled to reasonably review all such products before introduction to ensure that they will be sold in the appropriate field.
         (e)  Applicable Royalty After Manufacturing Assumption Effective Date.
              (i) Upon assumption by BMX of its limited right to manufacture Chip Products, AFFX's failure to supply any units of Chip Product which are not subject to a Firm Order by BMX but are manufactured by BMX shall not be deemed to constitute a breach of this Agreement. Except for such limited right of

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manufacture, this Agreement shall continue in full force and effect (including minimum royalty provisions which would otherwise be applicable) and BMX and AFFX shall respectively be obligated to purchase and to supply all units of Chip Products subject to future Firm Orders.
              (ii) BMX shall continue to make royalty payments to AFFX pursuant to Article VI of the Collaboration Agreement after the Manufacturing Assumption Effective Date. The royalty rate for assays using Licensed DNA Probe Arrays manufactured by BMX shall be the royalty rate as of the close of the quarter preceding the Manufacturing Assumption Effective Date. In the event of successive Manufacturing Assumption Effective Dates relating to successive Deficiencies, a pro rata application as to applicable royalty rates shall be made.

                                      ARTICLE 4

                            FORECASTS AND PURCHASE ORDERS

         4.1 BMX'S PURCHASE OBLIGATIONS. Nothing contained in this Manufacturing Agreement shall require BMX to purchase any specified amount of Licensed DNA Probe Arrays; it being understood that BMX's obligation to buy is limited to its Requirements of Chip Product, if any, which is required by BMX.
         4.2 ROLLING PURCHASE FORECAST AND PVP SCHEDULE. At least six (6) months prior to BMX's first need for manufactured Chip Products, BMX shall deliver to AFFX its preliminary purchase forecast, showing BMX's projected requirements for Chip Products, by type of Chip Product and quantity thereof, for each of the

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first twelve (12) months of manufacturing ("Preliminary Forecast Period"), including reference to the Specifications for each type of Chip Product. Within thirty (30) days after AFFX's receipt of the preliminary forecast, AFFX shall deliver to BMX a detailed proposed price/volume/production schedule for the Chip Products ("PVP Schedule") for the Preliminary Forecast Period, reflecting the requirements of BMX as indicated in its forecast and AFFX's reasonable estimation of its ability to satisfy those requirements (and in such regard AFFX shall use its best reasonable efforts to assure that supply is sufficient to permit BMX to attain applicable milestones related to the exclusivity of its licenses as provided in the Collaboration Agreement). In response thereto, and ninety (90) days or more before commencement of the first month when Chip Products shall be required, BMX shall deliver to AFFX a forecast of its projected purchases of Chip Product during the first twelve (12) months.
         (i) Projected purchases during the first three (3) months of such forecast will constitute firm orders ("Firm Orders").
         (ii) Projected purchases for the following three (3) months will permit AFFX to purchase required materials, for which AFFX may request reimbursement if BMX does not purchase the corresponding Chip Products within a reasonable time.
         (iii) The forecast for the remaining six (6) months shall be made in good faith but shall be for planning purposes only.
         Thereafter, ninety (90) days or more before the first day of each succeeding month, BMX shall deliver to AFFX a

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forecast of its projected purchases of Chip Product during the following twelve
(12) months (forecast for the "Rolling Year").
         When the forecast for a new Rolling Year is delivered, the purchases projected for the third month thereof shall become a Firm Order, but in no case (without the consent of AFFX, which shall not be unreasonably withheld):
 shall the Firm Order for Chip Products to be purchased in such month having the same Base Technical Specifications, apply to a number of units of Chip Product which, when combined with all units of Chip Products having the same Base Technical Specification which were the subject of Firm Orders for the two (2) previous months, would constitute (a) more than [ * ] or less than [ * ] of the units of such Chip Products having such Specifications as were projected to be purchased in the same three-month period in the forecast for the Rolling Year that commenced three (3) months prior to commencement of such new Rolling Year (such months then constituting the fourth, fifth and sixth months of such Rolling Year); or (b) more than [ * ] or less than [ * ] of the units of Chip Product having such Specifications as were projected to be purchased in the same three-month period in the forecast for the Rolling
Year that commenced six (6) months prior to commencement of the new Rolling
Year (such months then constituting the seventh, eighth and ninth months of such Rolling Year). In the event that any purchases projected for such third month exceed the applicable maximum and AFFX elects to withhold its consent to inclusion of such excess in the Firm Order it shall so notify BMX within thirty (30) days of receipt of such forecast but no later

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than ten (10) days after specific written inquiry by BMX.  In the event of a deficiency in the amount of units subject to Firm Order for such month and AFFX withholds its consent hereto as permitted hereby, it shall so notify BMX within ten (10) days after specific written inquiry by BMX and, absent contrary instruction by BMX, shall supply such deficiency by reference to units of Chip Product as previously forecast by BMX for such month.
         4.3 PURCHASE ORDERS. This Manufacturing Agreement is not a P.O. and does not authorize delivery of or payment for any Chip Products and/or services as described herein, except pursuant to implementation of the specific provisions herein. Such authority or order shall be evidenced by P.O.s issued by BMX pursuant to this Manufacturing Agreement.
         (a) Form and Content of P.O. BMX's rolling purchase forecasts shall be accompanied by P.O.s for the third month of each such forecast, stating:
BMX's P.O. number(s), BMX's and AFFX's part numbers, quantity ordered, requested Ship Date and desired carrier for shipping to the destination specified by BMX. In addition, each P.O. will reference this Manufacturing Agreement. Terms and conditions printed on the face or reverse side of BMX's P.O. form and/or AFFX's acknowledgment form shall not be part of this Manufacturing Agreement or add to or modify the terms of this Manufacturing Agreement unless both Parties hereto expressly agree in writing to include any such terms or conditions.
         (b) Issuance of P.O. and Acceptance by AFFX. Subject to the last sentence of subsection (a) above, AFFX agrees to

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accept any P.O. that is in compliance with the terms and conditions of this
Manufacturing Agreement. For expediency purposes, BMX may issue P.O.s by facsimile or electronic mail.
         (c) Verification of Active P.O.s. BMX may periodically request AFFX to verify all active P.O. delivery commitment quantities and schedules. AFFX shall respond to such request within five (5) working days after receipt of request by BMX.
         (d) Preferential Treatment of BMX. AFFX shall consider BMX a preferred customer, such that BMX shall be accorded treatment at least equal to that accorded AFFX's other most favored customers. For example, if the case arises whereby AFFX's production capacity, Events of Force Majeure, or other limiting factors require that AFFX determine an allocation of material and/or resources, BMX's preferential status will assure BMX that AFFX will fulfill its obligations to BMX with priority at least equal to that accorded AFFX's other best customers. In addition, AFFX shall take reasonable steps to ensure continuity of supply to BMX and shall from time-to-time if requested by BMX report as to available stock of Chip Products.
         (e) Cancellation of P.O. Should resale market conditions occur which both Parties agree are justifiable reasons for the cancellation of any P.O.s, the Parties shall endeavor to negotiate a just and equitable solution, including cancellation terms for such P.O.s.
         (f) Special Orders. Special orders shall be accepted by AFFX for Additional DNA Probe Arrays required for purposes of the Collaboration, Licensed DNA Probe Arrays for purposes of

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clinical trials (both as provided in Section 4.2 of the Collaboration Agreement)
and Licensed DNA Probe Arrays required after product introduction for marketing promotion and other applications for which BMX does not receive any revenue, only for use in or with Licensed Diagnostic Assays in the Licensed Field. To the extent applicable, such orders will be processed in the manner provided with respect to other orders hereunder, except that the Parties will consult informally as to a reasonable schedule for production and delivery.

                                      ARTICLE 5

                                 PRICING AND PAYMENT
         5.1  PRICING.

         (a) Price. The Price for the Chip Products, including those for clinical trials, (except the Chip Products for which a different price is negotiated pursuant to the terms hereof and the DNA Probe Arrays supplied pursuant to Section 4.2 of the Collaboration Agreement) shall be equal to [ * ] The price for Additional DNA Probe Arrays shall be [ * ]. The Price for orders of DNA Probe Arrays required for clinical trials shall be capped at [ * ] each. The Price for special orders of DNA Probe Arrays purchased after market launch for marketing promotions and other applications for which BMX receives no revenue shall be capped at [ * ] each.
         (b) Terms of Shipment. Unless otherwise specified, all shipments shall be F.C.A. Place of Manufacture and the

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invoice accompanying shipment shall separately state the Price and the cost of shipment and insurance applicable to such shipment, if purchased by AFFX on BMX's behalf. In the event AFFX purchases insurance or pays any shipment costs on BMX's behalf, BMX shall reimburse AFFX for such expenditures at the time of its payment of the invoices for the Chip Product in question.
         (c) Calculation. As Price is [ * ], AFFX agrees to update its calculation of such cost on a regular basis (not more than twice per year) and to provide BMX with a new PVP Schedule and updated pricing for future
P.O.s.
         5.2  TERMS OF PAYMENT.  BMX agrees to pay all invoices within sixty
(60) days after the later of (a) the date of receipt of the applicable invoice or (b) the date of delivery of the Chip Product. All payments to AFFX shall be made by check or bank draft to AFFX's address as provided in
Section 13.6 of the Collaboration Agreement and shall indicate to which invoice(s) the payment applies. Late payments shall bear interest at the rate of [ * ] per month on the unpaid balance.
         5.3  AUDIT RIGHTS.
         (a) Procedures. BMX shall have the right, upon thirty (30) days notice and at its own expense, to appoint an independent auditor, reasonably acceptable to AFFX, to examine and audit AFFX's books and records relating to costs (including Fully Loaded Manufacturing Costs) with respect to Chip Products under this Manufacturing Agreement. Such right shall include the

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right to make copies or extracts of such books and records as may be reasonably necessary for such audit. The audit shall not be used as a channel for transmission of manufacturing information except as may be strictly relevant to the audit itself. The auditor shall inform BMX and AFFX whether the costs and payments made have been in compliance with this Agreement or not, or the extent of any adjustment that in its opinion is required. Such audit shall occur during regular business hours no more frequently than once a year.
         (b) Adjustments. In the event that such examination or audit indicates an adjustment to payments made hereunder is necessary, then appropriate payments shall be made to the Party entitled thereto within thirty (30) days after such Party receives written demand therefor from the other Party. In the event such examination discloses an overstatement of fully loaded manufacturing cost of [ * ] or more, the cost of such examination shall be borne by AFFX and the overpaid amount (accounting for all necessary adjustments to the transfer price and royalty calculations) shall be offset against amounts otherwise due to AFFX or otherwise be refunded to BMX with payment of interest at an annual rate of two percentage points above the prime interest rate quoted by Bank of America on the date of such reporting, for the period from the date of excess payment to the date of refund.
         (c) Confidential Information. Any information furnished or acquired pursuant to this Section 5.3 shall be deemed Confidential Information to be treated in accordance with Article VIII of the Collaboration Agreement.


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                                      ARTICLE 6

                                SHIPPING AND DELIVERY

         6.1 AUTHORIZED MEANS OF TRANSPORTATION. BMX reserves the right to designate a freight forwarder or carrier reasonably satisfactory to AFFX for the shipment of Chip Products.
         6.2 ON-TIME DELIVERY. AFFX shall use reasonable commercial efforts to ship Chip Products to BMX On-time. In the event Chip Products are not expected to be shipped on the agreed Ship Date, and the delay is the fault of AFFX, AFFX shall immediately notify BMX, and AFFX shall bear the difference between shipping cost via normal transit and expedited transit, including air freight.
         6.3  PACKAGING OF CHIP PRODUCTS.  AFFX shall provide Licensed DNA
Probe Arrays in diced form, left on plastic sheets or in the form of undiced wafers, as BMX may direct on reasonable advance notice to AFFX. In the event AFFX is to carry out dicing of the wafers, it shall consult with BMX as to cost and shall give BMX the benefit of the most cost efficient methods available to it. The Parties will consult on the best means for packaging for ease of handling and to ensure maximum protection of the Chip Products from damage due to rough handling and any other hazard which might occur in transit.
         6.4 FCA PLACE OF MANUFACTURE. AFFX shall deliver the Chip Products FCA Place of Manufacture and BMX shall include the destination for delivery in the P.O.s. Title and liability for loss and damage shall pass to BMX upon delivery to the common carrier specified by BMX. BMX shall be responsible for the cost

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of obtaining any export control or other clearance required for export outside the U.S. BMX will provide reasonable assistance in obtaining any export clearances required to ship outside of the U.S.
         6.5 RESCHEDULING. On reasonable notice, AFFX shall endeavor to accommodate BMX's request to reschedule deliveries. Furthermore, BMX reserves the right to reschedule without charge if the Chip Products do not meet Specifications therefor upon quality testing at AFFX's facility.
         6.6 COMPLIANCE WITH GOVERNMENTAL RULES. In the event of export of any Chip Product supplied hereunder, the Parties shall comply with all applicable Governmental Rules and AFFX shall supply all documentation which may be required under applicable Governmental Rules, which costs shall be included in Fully Loaded Manufacturing Costs for the Chip Product.

                                      ARTICLE 7

                                       QUALITY

         7.1 COMPLIANCE WITH SMP SPECIFICATIONS; TESTING BY AFFX. BMX expects and AFFX agrees to use all commercially reasonable efforts to supply one hundred percent (100%) of the Chip Products purchased herein meeting the Specifications therefor. AFFX shall be in material compliance with the manufacturing processes, quality control procedures and specifications set forth in the relevant SMP applicable to such Chip Product, and shall conform to all applicable Good Manufacturing Practices and other relevant Governmental Rules,

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including all such rules and standards compliance with which may be reasonable and necessary to permit maximization of sales in all markets served by BMX.
Such compliance shall include but is not limited to the performance of quality control and quality assurance testing on the Chip Product to be delivered to BMX. BMX and AFFX shall mutually agree on who will serialize Chip Products to track them. Serialization costs above AFFX normal production processes shall be borne by BMX
         7.2 FACILITY ACCESS. BMX shall, upon reasonable advance notice to AFFX, have access during normal business hours to AFFX's facilities where the Chip Product is being manufactured, tested, inspected, packaged and/or stored in order to observe and inspect the manufacturing, quality control and testing processes for, and the records of all production and quality assurance data related to, the Chip Product. Any persons conducting such inspection shall be required to enter into a confidentiality agreement with AFFX in form and content reasonably satisfactory to AFFX and BMX.
         7.3  TESTING AND STANDARDS OF REJECTION.
         (a) Incoming and Source Inspection. BMX reserves the right to process incoming Chip Product dock-to-stock with no incoming inspection. BMX shall, however, retain the right to conduct, at BMX's expense, incoming inspection of Chip Products at the designated destination in accordance with the inspection standards and procedures set forth in the Specifications. Alternatively, upon prior written notice, BMX shall have the right to conduct, at BMX's expense, source inspection at AFFX's site, in accordance with the inspection standards and procedures

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set forth in the Specifications.  Any shipment of Chip Product delivered to
BMX hereunder shall be deemed accepted if not rejected by BMX within [ * ] days of receipt thereof.
         (b) Standards of Rejection. BMX shall use a commercially reasonable standard for the industry in determining whether to reject the Chip Products based on the failure to meet Specifications therefor.

                                      ARTICLE 8

                            REPRESENTATIONS AND WARRANTIES
         8.1 REPRESENTATIONS AND WARRANTIES OF AFFX. AFFX represents and warrants to BMX as follows:
         (a) Power and Authority. The execution and delivery of this Manufacturing Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action, and AFFX has all requisite power and authority to enter into this Manufacturing Agreement and to perform its obligations hereunder, and this Manufacturing Agreement constitutes a valid and binding obligation of AFFX, enforceable in accordance with its terms.
         (b) No Breach. The performance by AFFX of any of the terms and conditions of this Manufacturing Agreement on its part to be performed does not and will not constitute a breach of any other agreement or understanding, whether written or oral, to which it or any of its affiliates is a party.
         (c) Product Warranty. All Chip Products delivered to BMX pursuant to this Manufacturing Agreement shall conform in all

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material respects to the Specifications and the applicable SMP and Good
Manufacturing Practices, excluding any warranty for defects in Chip Products solely related to the Specifications as provided by BMX, or due to user abuse or misapplication.
         (d) Title to Chip Products. All right, title and interest in and to the Chip Products will pass directly to BMX under this Manufacturing Agreement free and clear of any and all liens and encumbrances.
         8.2  REPRESENTATIONS AND WARRANTIES OF BMX.
         (a) Power and Authority. The execution and delivery of this Manufacturing Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action, and BMX has all requisite power and authority to enter into this Manufacturing Agreement and to perform its obligations hereunder, and this Manufacturing Agreement constitutes a valid and binding obligation of BMX, enforceable in accordance with its terms.
         (b) No Breach. The performance by BMX of any of the terms and conditions of this Manufacturing Agreement on its part to be performed does not and will not constitute a breach of any other agreement or understanding, whether written or oral, to which it or any of its affiliates is a party.

                                      ARTICLE 9

                      REMEDIES FOR NON-CONFORMANCE WITH WARRANTY
         If Chip Products are found not in conformity with the warranty provided in Section 8.1(d), determined in accordance

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with a commercially reasonable standard in the industry, the following exclusive remedies shall be available to BMX:
         9.1  INCOMING INSPECTION.  In case of Chip Product rejection at
BMX's incoming inspection, at AFFX's election, one of the following corrective actions shall be made: [ * ] All returns of defective Chip
Products will be at AFFX's expense.  Notwithstanding the foregoing, [ * ]
         9.2 SOURCE INSPECTION. In case of Chip Product rejection during source inspection, AFFX shall promptly perform a failure analysis, screening, rework and re-submission of the failed Chip Products to a mutually agreed schedule.
         9.3 FAILURE ANALYSIS. If a sufficient quantity of Chip Products fail to meet Specifications such that BMX has rejected more than [ * ] of the DNA Probe Arrays in any calendar year, upon request by BMX, AFFX shall perform a failure analysis of a reasonable number of such defective Chip
Products and shall deliver to BMX, in writing, detailed results of the failure analysis and proposed corrective actions to prevent recurrence.

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Such analysis shall be provided no later than thirty (30) working days after receipt of any defective Chip Product by AFFX.
         9.4  DEFECTIVE PRODUCTS INCORPORATED IN ASSAYS.  If BMX includes a
Chip Product in a Licensed Diagnostic Assay, responsibility for performance of the final product rests with BMX, subject to the Chip Product warranty as provided in Section 8.1(d). Notwithstanding the foregoing, if BMX demonstrates to AFFX's reasonable satisfaction that any failure of a Licensed Diagnostic Assay was caused solely by a Chip Product manufactured by AFFX within the aforesaid warranty, and not caused by BMX's handling or packaging, AFFX agrees to cooperate with BMX to review all relevant materials and procedures used to manufacture such Chip Product and to use its best efforts to determine the cause and to implement corrective action to prevent recurrence.

                                      ARTICLE 10

                                INTELLECTUAL PROPERTY
         Nothing contained in this Manufacturing Agreement shall be construed as granting or implying any rights by license, estoppel or otherwise, to BMX's or AFFX's ideas, inventions, or patents that are issued now or in the future, copyrights, trademarks, trade secrets, or any other intellectual property, either with respect to Chip Products manufactured for BMX under this Manufacturing Agreement or with respect to any other of BMX's or AFFX's products, services, technologies or background technologies, respectively, not covered by this Manufacturing Agreement.


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                                      ARTICLE 11

                                   INDEMNIFICATION
         11.1 AFFX'S INDEMNITY. AFFX agrees to indemnify, defend and hold harmless BMX, [ * ] provided, however, that:
              (i) in no event shall the foregoing indemnity include or apply to [ * ] and
              (ii) in no event shall the foregoing indemnity include or apply to [ * ] and

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              (iii) the aggregate liability of AFFX under the foregoing
indemnity for Claims and Losses relating to the matters referred to above [ * ]
         11.2 BMX'S INDEMNITY. BMX agrees to indemnify, defend and to hold harmless AFFX, [ * ] provided, however, that in no event shall the foregoing indemnity include or apply to any Claims and Losses relating solely to the matters referred to in Section 11.1 above. BMX shall, at its costs and expense, obtain

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and maintain appropriate product liability insurance covering the Licensed
Diagnostic Products with limits of not less than US$20 million covering all markets where the Licensed Diagnostic Products are sold or used.
         11.3 OTHER LIMITATIONS OF LIABILITY. NOTWITHSTANDING ANYTHING WHICH MAY BE CONTAINED IN THIS MANUFACTURING AGREEMENT TO THE CONTRARY, IN NO EVENT WILL THE INDEMNITY OBLIGATIONS OF AFFX OR BMX UNDER SECTIONS 11.1 AND 11.2 ABOVE INCLUDE (AND IN NO EVENT SHALL EITHER PARTY OTHERWISE BE LIABLE TO THE OTHER
FOR) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECULATIVE DAMAGES, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY.

                                      ARTICLE 12

                                     TERMINATION
         12.1 TERMINATION OF AGREEMENT FOR BREACH. Each Party shall be entitled (but not required) to terminate this Manufacturing Agreement by written notice to the other Party in the event that the other Party shall be in default of any of its material obligations hereunder or of the Collaboration Agreement, and shall fail to remedy any such default within thirty (30) days after notice thereof by the non-breaching Party; provided, however, that in the event of any dispute as to the existence of a default or the adequacy of remedy thereof, the Party charged with breach or failure to remedy may require that the right to terminate be determined in arbitration pursuant to Section 14.1 of the Collaboration Agreement and in the event the arbitrator(s)

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determine there were reasonable grounds for the Party so charged to dispute termination and that such Party acted in good faith, the arbitrator(s) may afford reasonable opportunity to cure upon such terms as they may direct. Any notice by a Party of termination pursuant to this section shall specifically state that the non-breaching Party intends to terminate this Manufacturing Agreement in the event that the breaching Party shall fail to remedy the default. Notwithstanding the foregoing, BMX may not terminate this Manufacturing Agreement by reason of any inability of AFFX to supply Chip Products hereunder other than a failure to supply substantially all BMX's Requirements of Chip Product continuing over a period in excess of six (6) months. As to any such inability or defaults, BMX may have recourse to any other remedies authorized by law or made available hereunder, including such rights as are provided in Section 3.5.
         12.2 TERMINATION FOR OTHER CAUSES. Either Party may also (but shall not be required to) terminate this Manufacturing Agreement in the event of (a) the insolvency of the other Party (however such insolvency may be evidenced, including the inability of such Party to meet its debts as they mature); (b) the complete or partial liquidation or suspension of the business of the other Party; (c) the filing by or against the other Party of a voluntary or involuntary petition pursuant to any present or future bankruptcy law or law for the protection of debtors; (d) the institution of any proceeding by or against the other Party for any relief under law relating to the relief of debtors, adjustment of indebtedness, reorganizations,

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arrangements, compositions or extensions; (e) the dissolution thereof; or (f)
the termination of the Collaboration Agreement due to breach by the other Party or expiration of applicable licenses under the Collaboration Agreement, or, after the expiration of the licenses granted pursuant to Section 5.2(a)(I) of the Collaboration Agreement, in the event that there is a substantial elimination of Requirements hereunder such that continued production is no longer economical.
         12.3 EFFECT OF TERMINATION ON P.O.S. In the event of termination of this Manufacturing Agreement pursuant to Sections 12.1 or 12.2 above the terminating Party may at its sole discretion cancel by prompt notice any P.O.s for the Chip Products which are unshipped at the date of such cancellation.
         12.4   RETURN OF DOCUMENTS.  Upon the termination of this
Manufacturing Agreement pursuant to Sections 12.1 or 12.2 above, each Party shall promptly return to the other Party all documents, letters, records, notebooks, papers, writings, designs, drawings, models, blueprints and all other materials and all copies thereof embodying or showing any of the Technical Information provided by a Party to the other Party or any Confidential Information disclosed by the other Party, then in the Party's possession or under its control, by whomever prepared, and all other tooling or property owned by the Party shall be returned.
         12.5 EFFECT OF TERMINATION ON DUTIES AND OBLIGATIONS. Unless otherwise expressly provided in this Manufacturing Agreement or in any exhibit hereto, upon the termination of this Manufacturing Agreement pursuant to Sections 12.1 or 12.2 above,

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neither AFFX nor BMX shall have any further duties or obligations under this
Manufacturing Agreement; provided, however, that no such termination shall relieve either Party hereto from any liability which it is otherwise responsible for under this Manufacturing Agreement (including liabilities under Article 11 hereof) with respect to any event, act, transaction or failure to act which occurred prior to the date of such termination or with respect to any Claims and Losses relating to Chip Products or Licensed Diagnostic Products made or shipped prior to the date of such termination.

                                      ARTICLE 13

                     AFFX'S EMPLOYEES NOT DEEMED EMPLOYEES OF BMX
         Except as otherwise expressly provided in the Collaboration Agreement, both Parties agree that AFFX is retained as an independent contractor and in no event will employees or agents hired by AFFX be or be considered employees of BMX. Matters governing the terms and conditions of employment of AFFX's employees are entirely within the control of AFFX. BMX will have no right to control any of the actions of the employees of AFFX. AFFX's matters such as work schedules, wage rates, withholding income taxes, disability benefits or the manner and means through which the work under this Manufacturing Agreement will be accomplished are entirely within the discretion of AFFX.

                                      ARTICLE 14


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                                 ORDER OF PRECEDENCE
         In the event of an inconsistency in the various documents which govern the Parties, performance under this Manufacturing Agreement, the order of precedence will be: (A) this Manufacturing Agreement; (B) the face side of the P.O. attached hereto; and (C) the reverse side of the P.O. attached hereto.

                                      ARTICLE 15

                              MISCELLANEOUS/ARBITRATION
         15.1 FURTHER ASSISTANCE. From time to time, each Party shall execute and deliver such instruments of transfer or other documents, and take such other actions, as may be reasonably requested by the other Party in order to carry out the purposes and intent of this Manufacturing Agreement and consummate the transactions contemplated hereunder.
         15.2 REMEDIES CUMULATIVE. Except as expressly provided for herein, all of the rights and remedies permitted or available to either Party under this Manufacturing Agreement or at law or equity shall be cumulative and not alternative, and invocation of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.
         15.3 ADDITIONAL PROVISIONS. The following numbered and captioned provisions of the Collaboration Agreement shall be deemed to be incorporated and restated herein as if set out in full and shall constitute a part of this Manufacturing Agreement:


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    Section 13.1   Publicity
    Section 13.2   Assignment
    Section 13.3   Governing Law
    Section 13.4   Force Majeure
    Section 13.5   Waiver
    Section 13.6   Notices
    Section 13.7   Calendar and Business Day
    Section 13.8   No Agency
    Section 13.9   Entire Agreement
    Section 13.10  Headings
    Section 13.11  Severability
    Section 13.12  Successors and Assigns
    Section 13.13  Third Parties
    Section 13.14  Counterparts
    Section 14.1   Arbitration

         IN WITNESS WHEREOF, this Manufacturing Agreement has been executed and delivered as of the date first above written.


                             BIOMERIEUX VITEK, INC.

                             By: /s/ Philippe Archinard
                                -------------------------------------------
                                  Name: Philippe Archinard
                                       ------------------------------------
                                  Title: President
                                        -----------------------------------

                             AFFYMETRIX, INC.

                             By: /s/ Stephen P.A. Fodor
                                -------------------------------------------
                                  Name: Stephen P.A. Fodor
                                       ------------------------------------
                                  Title: President
                                        -----------------------------------

                                          [ * ] Confidential Treatment Requested
                                                             by Affymetrix, Inc.


                                      EXHIBIT 1

                      PRELIMINARY DNA PROBE ARRAY SPECIFICATIONS

                   Minimum                            Maximum
Wafer Size         [ * ]                              [ * ]
Wafer Thickness    [ * ]                              [ * ]

Wafer Material     [ * ]                              [ * ]
Die Size Goal:     [ * ]                              [ * ]
Probe Number       [ * ]                              [ * ]
Probe Length       [ * ]                              [ * ]
Probe Density      [ * ]                              [ * ]
Dicing Ring        [ * ]                              [ * ]
Die per Wafer      [ * ]                              [ * ]

                                  TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

ARTICLE 1     DEFINITIONS...............................................  2

ARTICLE 2     MANUFACTURE AND TECHNICAL INFORMATION.....................  6

         2.1  Delivery of Technical Information and Documentation.......  6
         2.2  Detailed Specifications for Licensed DNA Probe Arrays.....  9

ARTICLE 3     MANUFACTURE AND PURCHASE OF CHIP PRODUCTS.................  9

         3.1  Manufacture and Purchase Obligations of AFFX and BMX......  9
         3.2  Requirements.............................................. 10
         3.3  Other Discretionary P.O.s................................. 10
         3.4  Preparation for Manufacture of Chip Products.............. 11
         3.5  Manufacturing Rights of BMX............................... 16

ARTICLE 4     FORECASTS AND PURCHASE ORDERS............................. 22

         4.1  BMX's Purchase Obligations................................ 22
         4.2  Rolling Purchase Forecast and PVP Schedule................ 22
         4.3  Purchase Orders........................................... 25

ARTICLE 5     PRICING AND PAYMENT....................................... 27

         5.1  Pricing................................................... 27
         5.2  Terms of Payment.......................................... 28
         5.3  Audit Rights.............................................. 28

ARTICLE 6     SHIPPING AND DELIVERY..................................... 30

         6.1  Authorized Means of Transportation........................ 30
         6.2  On-time Delivery.......................................... 30
         6.3  Packaging of Chip Products................................ 30
         6.4  FCA Place of Manufacture.................................. 31
         6.5  Rescheduling.............................................. 31
         6.6  Compliance with Governmental Rules........................ 31

ARTICLE 7     QUALITY................................................... 31

         7.1  Compliance with SMP Specifications; Testing By AFFX....... 31
         7.2  Facility Access........................................... 32
         7.3  Testing and Standards of Rejection........................ 32

ARTICLE 8     REPRESENTATIONS AND WARRANTIES............................ 33

         8.1  Representations and Warranties of AFFX.................... 33
         8.2  Representations and Warranties of BMX..................... 34

ARTICLE 9     REMEDIES FOR NON-CONFORMANCE WITH WARRANTY................ 35

         9.1  Incoming Inspection....................................... 35
         9.2  Source Inspection......................................... 36

                                                                         PAGE
                                                                         ----
         9.3  Failure Analysis.......................................... 36
         9.4  Defective Products Incorporated in Assays................. 36

ARTICLE 10    INTELLECTUAL PROPERTY..................................... 37

ARTICLE 11    INDEMNIFICATION........................................... 37

         11.1 AFFX's Indemnity.......................................... 37
         11.2 BMX's Indemnity........................................... 38
         11.3  Other Limitations of Liability........................... 39

ARTICLE 12    TERMINATION............................................... 40

         12.1  Termination of Agreement for Breach...................... 40
         12.2  Termination for Other Causes............................. 41
         12.3  Effect of Termination on P.O.s........................... 42
         12.4   Return of Documents..................................... 42
         12.5  Effect of Termination on Duties and Obligations.......... 42

ARTICLE 13    AFFX'S EMPLOYEES NOT DEEMED EMPLOYEES OF BMX.............. 43

ARTICLE 14    ORDER OF PRECEDENCE....................................... 43

ARTICLE 15    MISCELLANEOUS/ARBITRATION................................. 44

         15.1  Further Assistance....................................... 44
         15.2  Remedies Cumulative...................................... 44
         15.3  Additional Provisions.................................... 44

EXHIBIT 1............................................................... 47


                                         -ii-